BANC OF AMERICA COMMERCIAL MORTGAGE INC.
                             214 North Tryon Street
                         Charlotte, North Carolina 28255


                                December 16, 2008


Ms. Amanda McManus
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 3561
Washington, D.C.  20549

             Re:  Banc of America Commercial Mortgage Inc.
                  Registration Statement on Form S-3 relating to
                  Commercial Mortgage Pass-Through Certificates
                  File No. 333-155089

Dear Ms. McManus:

            As requested in your comment letter dated November 21, 2008 to the captioned registration statement, the Registrant hereby provides the following acknowledgments:

            o The Registrant acknowledges that, should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing.

            o The Registrant also acknowledges that the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing.

            o The Registrant also acknowledges that it may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

            As we anticipate that the above will fully address the request of the Commission, in accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned, on behalf of the Registrant, Banc of America Commercial Mortgage Inc., hereby requests acceleration of effectiveness of the above-referenced Registration Statement to 12:00 p.m., Washington, D.C. time, on December 18, 2008, or as soon thereafter as practicable.

            The undersigned is aware of its responsibilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as they relate to the proposed public offering of the securities specified in the above-captioned registration statement.

                                       Very truly yours,


                                       BANC OF AMERICA COMMERCIAL MORTGAGE INC.



                                       By:  /s/  Stephen L. Hogue
                                          -------------------------------------
                                          Name:  Stephen L. Hogue
                                          Title: Attorney-in-Fact

                         BANC OF AMERICA SECURITIES LLC
                             214 North Tryon Street
                         Charlotte, North Carolina 28255

                                December 16, 2008


Ms. Amanda McManus
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E. , Mail Stop 3561
Washington, D.C.  20549

             Re:  Banc of America Commercial Mortgage Inc.
                  Commercial Mortgage Pass-Through Certificates
                  Registrant on Form S-3
                  File No. 333-155089

Dear Ms. McManus:

            In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned, on behalf of the Registrant, Banc of America Commercial Mortgage Inc., hereby requests acceleration of effectiveness of the above-referenced Registration Statement to 12:00 p.m., Washington, D.C. time, on December 18, 2008 or as soon thereafter as practicable.

            The undersigned is aware of its responsibilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as they relate to the proposed public offering of the securities specified in the above-captioned registration statement.

                               [SIGNATURE FOLLOWS]

                                       BANC OF AMERICA SECURITIES LLC, as
                                       principal underwriter



                                       By:   /s/ Stephen L. Hogue
                                          --------------------------------
                                          Name:  Stephen L. Hogue
                                          Title: Principal